Exhibit 99.1

NL Industries, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2697	Contact: Janet G. Keckeisen Investor Relations (972) 233-1700
News Release

FOR IMMEDIATE RELEASE
NL REPORTS FOURTH QUARTER 2021 RESULTS

DALLAS, TEXAS – March 9, 2022 - NL Industries, Inc. (NYSE: NL) today reported net income attributable to NL stockholders of $14.9 million, or $.31 per share, in the fourth quarter of 2021 compared to $4.3 million, or $.09 per share, in the fourth quarter of 2020. NL results include an unrealized gain of $6.5 million in the fourth quarter of 2021 related to the change in value of marketable equity securities compared to $2.4 million in the fourth quarter of 2020. For the full year of 2021, NL reported net income attributable to NL stockholders of $51.2 million, or $1.05 per share, compared to $14.7 million, or $.30 per share in 2020. NL results include an unrealized gain of $16.2 million in the full year of 2021 related to the change in value of marketable equity securities compared to an $8.7 million unrealized loss in 2020.
CompX’s net sales were $34.1 million in the fourth quarter of 2021 compared to $30.0 million in the fourth quarter of 2020 and $140.8 million for the year ended December 31, 2021 compared to $114.5 million for the full year of 2020.  CompX net sales increased in the fourth quarter of 2021 compared to the same period in 2020 primarily due to higher Security Products sales, largely increased sales to the government security and transportation markets and, to a lesser extent, higher Marine Component sales, predominantly to the towboat market. CompX’s net sales increased for the full year of 2021 compared to the full year of 2020 primarily due to higher sales volumes at both of CompX’s business units. CompX’s net sales were negatively impacted by the COVID-19 pandemic, as noted below.
Income from operations attributable to CompX was $3.8 million in the fourth quarter of 2021 compared to $2.3 million in the fourth quarter of 2020 and $20.5 million in the full year of 2021 compared to $11.8 million in the full year of 2020.  CompX’s income from operations increased in the fourth quarter of 2021 compared to the fourth quarter of 2020 as higher costs, specifically increased raw material, shipping and labor costs, were more than offset by higher sales. CompX’s net sales and income from operations was negatively impacted by the COVID-19 pandemic in the second and third quarters of 2020, which significantly impacts its net sales and income from operations comparisons for the full year. Beginning in the third quarter of 2020 and continuing through 2021, CompX’s sales generally improved at both business units and its operating income increased for the full year of 2021 as compared to 2020 primarily due to the favorable effect of higher sales and production volumes, partially offset by higher production costs including increased raw material, shipping and labor costs.
NL recognized equity in earnings of Kronos of $9.6 million in the fourth quarter of 2021 compared to $3.1 million in the same period of 2020 and $34.3 million in the full year of 2021 compared to $19.4 million in the full year of 2020.  Kronos’ net sales of $496 million in the fourth quarter of 2021 were $81.1 million, or 20%, higher than in the fourth quarter of 2020.  Kronos’ net sales of $1.9 billion in the full year of 2021 were $300.6 million, or 18%, higher than in the full year of 2020.  Kronos’ net sales increased in the fourth quarter of 2021 compared to the same period in 2020 primarily due to higher average TiO2 selling prices. Kronos’ net sales increased in the full year of 2021 compared to the full year of 2020 primarily due to higher average TiO2 selling prices and higher sales volumes. Kronos’ TiO2 sales volumes were 6% higher in the full year of 2021 as compared to the full year of 2020 due to higher demand in its European, North American and Latin American markets. Increased demand resulted from continuing improvements in global economic activity in 2021 compared to the negative impact from the COVID-19 pandemic in 2020. Kronos’ TiO2 sales volumes in the fourth quarter of 2021 were comparable to the fourth quarter of 2020. Kronos’ average TiO2 selling prices were 17% higher in the fourth quarter of 2021 as compared to the fourth quarter of 2020 and 8% higher in the full year of 2021 as compared to the full year of 2020.  Kronos’ average TiO2 selling prices at the end of 2021 were 6% higher than the end of the third quarter of 2021 and 16% higher than at the beginning of the year. Fluctuations in currency exchange rates (primarily the euro) also affected Kronos’ net sales comparisons, decreasing net sales by approximately $4 million in the fourth quarter of 2021 and increasing net sales by approximately $43 million in the full year of 2021 as compared to the same periods in 2020. The table at the end of this press release shows how each of these items impacted net sales.

Kronos’ income from operations in the fourth quarter of 2021 was $52.0 million as compared to $20.4 million in the fourth quarter of 2020. For the full year of 2021, Kronos’ income from operations was $187.1 million as compared to $116.2 million in 2020.   Kronos’ income from operations increased in the fourth quarter of 2021 as compared to the fourth quarter of 2020 primarily due to higher average TiO2 selling prices, partially offset by higher production costs, including raw material and energy costs. Kronos’ income from operations increased for the full year of 2021 compared to the full year of 2020 primarily due to higher average TiO2 selling prices and higher sales volumes, partially offset by higher manufacturing and other production costs, including higher costs for raw materials and energy. Kronos’ TiO2 production volumes were 8% higher in the fourth quarter of 2021 and 5% higher in the full year of 2021 as compared to the same periods in 2020. Kronos decreased production levels in 2020 (primarily in the third quarter) to correspond to the temporary decline in demand resulting from the COVID-19 pandemic. Kronos operated its production facilities at full practical capacity in the full year of 2021 (97%, 100%, 100% and 100% in the first, second, third and fourth quarters of 2021, respectively) compared to 92% in 2020 (95%, 96%, 86% and 92% in the first, second, third and fourth quarters of 2020, respectively). Fluctuations in currency exchange rates (primarily the euro) increased income from operations approximately $2 million in the fourth quarter of 2021 as compared to the fourth quarter of 2020. Fluctuations in currency exchange rates (primarily the Canadian dollar) also affected the year-to-date income from operations comparison, which decreased income from operations by approximately $13 million in the full year of 2021 as compared to the full year of 2020.

Corporate expenses increased $.3 million in the fourth quarter of 2021 compared to the fourth quarter of 2020 primarily due to higher environmental remediation and related costs. Corporate expenses increased $.6 million in the full year of 2021 compared to the full year of 2020 primarily due to higher environmental remediation and related costs partially offset by lower administrative expenses. Interest and dividend income in the fourth quarter and for the full year of 2021 decreased $.2 million and $1.0 million, respectively, compared to the same periods in the prior year primarily due to lower interest income related to lower average outstanding balances under CompX’s revolving promissory note receivable from Valhi. Marketable equity securities represent the change in unrealized gains (losses) on our investment in Valhi common stock during the periods.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of our businesses (such as Kronos’ TiO2 operations);
•	Customer and producer inventory levels;
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
•
Changes in raw material and other operating costs (such as energy, ore, zinc, aluminum, steel and brass costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;

•	Changes in the availability of raw material (such as ore);

•
General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material and energy costs or reduce demand or perceived demand for Kronos’ TiO2 and our products or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises such as COVID-19);

•	Competitive products and substitute products;
•	Price and product competition from low-cost manufacturing sources (such as China);
•	Customer and competitor strategies;
•	Potential consolidation of Kronos’ competitors;
•	Potential consolidation of Kronos’ customers;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	Our ability to protect or defend intellectual property rights;
•	Potential difficulties in integrating future acquisitions;
•	Potential difficulties in upgrading or implementing accounting and manufacturing software systems;
•	The introduction of trade barriers or trade disputes;
•	The impact of current or future government regulations (including employee healthcare benefit related regulations);
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone), or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies;

•
Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, cyber-attacks and public health crises such as COVID-19);

•	Decisions to sell operating assets other than in the ordinary course of business;
•	Kronos’ ability to renew or refinance credit facilities;
•	Potential increases in interest rates;
•	Our ability to maintain sufficient liquidity;
•	The timing and amounts of insurance recoveries;
•	The ability of our subsidiaries or affiliates to pay us dividends;
•	Uncertainties associated with CompX’s development of new products and product features;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
•
Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria

•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products), including new environmental health and safety regulations such as those seeking to limit or classify TiO2 or its use;

•	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters); and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in component products (security products and recreational marine components) and chemicals (TiO2) businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except earnings per share)

	Three months ended		Year ended
	December 31,		December 31,
	2020	2021	2020	2021
	(unaudited)
Net sales	$30.0	$34.1	$114.5	$140.8
Cost of sales	22.3	24.7	81.7	98.1

Gross margin	7.7	9.4	32.8	42.7

Selling, general and administrative expense	5.4	5.6	21.0	22.2
Corporate expense	2.1	2.4	9.4	10.0

Income from operations	.2	1.4	2.4	10.5

Equity in earnings of Kronos Worldwide, Inc.	3.1	9.6	19.4	34.3

Other income (expense):
Interest and dividend income	.5	.3	2.6	1.6
Marketable equity securities	2.4	6.5	(8.7)	16.2
Other components of net periodic pension and OPEB cost	(.2)	(.2)	(.8)	(.6)
Interest expense	(.3)	(.2)	(1.3)	(1.1)

Income before income taxes	5.7	17.4	13.6	60.9

Income tax expense (benefit)	1.1	2.0	(2.5)	7.5

Net income	4.6	15.4	16.1	53.4

Noncontrolling interest in net income of subsidiary	.3	.5	1.4	2.2

Net income attributable to NL stockholders	$4.3	$14.9	$14.7	$51.2

Net income per share attributable to NL stockholders	$.09	$.31	$.30	$1.05

Weighted average shares used in the calculation of net income per share	48.8	48.8	48.8	48.8

NL INDUSTRIES, INC.
COMPONENTS OF INCOME FROM OPERATIONS
(In millions)

	Three months ended		Year ended
	December 31,		December 31,
	2020	2021	2020	2021
	(unaudited)
CompX - component products	$2.3	$3.8	$11.8	$20.5
Corporate expense	(2.1)	(2.4)	(9.4)	(10.0)

Income from operations	$.2	$1.4	$2.4	$10.5

CHANGE IN KRONOS’ NET SALES
(unaudited)

	Three months ended	Year ended
	December 31,	December 31,
	2021 vs. 2020	2021 vs. 2020
Percentage change in net sales:
TiO2 product pricing	17%	8%
TiO2 sales volume	—	6
TiO2 product mix/other	4	1
Changes in currency exchange rates	(1)	3

Total	20%	18%